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                                                                  Exhibit 5.

                            MCDERMOTT, WILL & EMERY
                             227 West Monroe Street
                            Chicago, Illinois 60606

July 19, 1994



Thomas Industries Inc.
4360 Brownsboro Road
Suite 300
P. O. Box 35120
Louisville, Kentucky 40232-5120

         Re: 250,000 Shares of Common Stock ($1.00 par value) and 250,000 Preferred Stock Purchase Rights in connection with the Nonemployee Director Stock Option Plan of
              Thomas Industries Inc. (the "Plan")

Ladies and Gentlemen:

We have acted as counsel for Thomas Industries Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 250,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), which may be issued pursuant to the Plan and 250,000 Preferred Stock Purchase Rights which currently are attached to, and trade with, the Common Stock.

We have examined or considered:

  1.  A copy of the Company's Restated Certificate of Incorporation
  2.  The Bylaws of the Company
  3. Confirmation of the Secretary of State of Delaware, as of a recent date, as to the good standing of the Company in that state
  4. A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Plan
  5.  A copy of the Plan

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

We are of the opinion that:

  a. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

  b. All legal and corporate proceedings necessary for the issuance of the shares of Common Stock pursuant to the Plan have been duly taken; and the Common Stock, upon issuance pursuant to the terms of the Plan, and the

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      Preferred Stock Purchase Rights, will be duly authorized, legally and validly issued, fully paid, and nonassessable.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules an regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/S/ McDermott, Will & Emery